As filed with the Securities and Exchange Commission on July 18, 2007
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SIEBERT FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

New York	11-1796714

(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

885 Third Avenue, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Siebert Financial Corp. 2007 Long-Term Incentive Plan
(Full title of the plan)

Ms. Muriel F. Siebert
Siebert Financial Corp.
885 Third Avenue
New York, New York 10022
(212) 644-2400

Copies to:

Leonard Leiman, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
(212) 318-3000

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value per share	2,000,000 shares	$4.38(2)	$8,760,000	$268.94

          (1) This Registration Statement also covers an additional indeterminable number of shares as may be required pursuant to the Siebert Financial Corp. 2007 Long-Term Incentive Plan in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.

          (2) The price is estimated in accordance with Rule 457 (c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on July 16, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          The documents containing the information specified in Part I of this Registration Statement on Form S-8 are omitted from this filing in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to each participant in the Siebert Financial Corp. 2007 Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

          The following documents filed by us with the Securities and Exchange Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(i) our annual report on Form 10-K for the fiscal year ended December 31, 2006;

(ii) our quarterly report on Form 10-Q for the quarter ended March 31, 2007;

(iii) our current report on Form 8-K filed on June 4, 2007; and

(iv) the description of the Company’s common stock contained in Amendment No. 4 to our Registration Statement on Form S-1/A filed on July 30, 1998 (File No. 333-49843).

          In addition to the foregoing, all documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which (i) indicates that all securities offered under this Registration Statement have been sold or (ii) which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities.

          Not applicable.

ITEM 5. Interest of Named Experts and Counsel.

          The validity of the shares being offered hereby and certain other legal matters in connection with the offering of such securities will be passed upon for us by Fulbright & Jaworski L.L.P.

          Jane H. Macon, a partner in Fulbright & Jaworski L.L.P. and Leonard M. Leiman, of counsel to Fulbright & Jaworski L.L.P., our counsel, serve on our Board of Directors. Ms. Macon holds 1,500 shares of our common stock and options to purchase 40,000 shares of our common stock. Mr. Leiman holds 2,000 shares of our common stock and options to purchase 40,000 shares of our common stock.

ITEM 6. Indemnification of Directors and Officers.

          Our Certificate of Incorporation, as amended and restated, provides that the liability of each and every director, in such person’s capacity as a director, to the Siebert Financial Corp. and its shareholders, shall be limited and eliminated to the full extent permitted by law (as now or hereafter in effect).

          Our By-Laws provide that we shall indemnify any person made a party to a derivative action by reason of the fact that such person was or is a director or officer of Siebert Financial Corp., against the reasonable expenses incurred by such person in connection with the defense of such an action or appeal therein, except in matters where such director is found to have breached his or her duty to us as set forth in Section 717 of the New York Business Corporation Law, as then in effect or thereafter amended (the “BCL”).

          Section 722(c) of the BCL sets forth the standard that a director must meet to be entitled to indemnification in derivative actions. In such actions, the director must have conducted himself or herself in good faith, for a purpose which he or she reasonably believed to be in our best interest and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that no indemnification is permitted (unless and only to the extent that the court hearing such matter determines that the person is fairly and reasonably entitled to indemnification) in (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person shall have been adjudged to be liable to Siebert Financial Corp.

          Our By-laws provide that we shall indemnify any person made a party to an action other than a derivative action by reason of the fact that such person was or our director, against the reasonable expenses incurred by such person in connection with the defense of such an action or appeal therein, so long as the director acted in good faith, for a purpose the director reasonably believed to be in our best interest and, in criminal matters, had no reasonable cause to believe that his or her conduct was unlawful.

          Section 722(a) of the BCL sets forth the standard that a director must meet to be entitled to indemnification in an action other than a derivative action. In such an action, the director must have conducted himself or herself in good faith, for a purposes which he reasonably believed to be in our best interest and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

ITEM 7. Exemption from Registration Claimed.

          Not applicable.

ITEM 8. Exhibits.

Exhibit No.	Description

4.1	Siebert Financial Corp. 2007 Long-Term Incentive Plan

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Eisner LLP

24.1	Power of Attorney (included on signature page)

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 18th, 2007.

SIEBERT FINANCIAL CORP.

By:	/s/ Muriel F. Siebert

Muriel F. Siebert
Chairwoman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Muriel F. Siebert, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Muriel F. Siebert	Chairwoman, Chief Executive Officer, President and Director	July 18, 2007

Muriel F. Siebert	(principal executive officer)

/s/ Joseph M. Ramos, Jr.	Executive Vice President and Chief Financial Officer	July 18, 2007

Joseph M. Ramos, Jr.	(principal financial and accounting officer)

/s/ Patricia L. Francy	Director	July 18, 2007

Patricia L. Francy

/s/ Leonard M. Leiman	Director	July 18, 2007

Leonard M. Leiman

/s/ Jane H. Macon	Director	July 18, 2007

Jane H. Macon

/s/ Robert P. Mazzarella	Director	July 18, 2007

Robert P. Mazzarella

/s/ Nancy S. Peterson	Director	July 18, 2007

Nancy S. Peterson

EXHIBIT INDEX

Exhibit No.	Description

4.1	Siebert Financial Corp. 2007 Long-Term Incentive Plan

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Eisner LLP

24.1	Power of Attorney (included on signature page)